Exhibit 99.2
Progress Software Corporation
First Quarter Fiscal 2010
Earnings Conference Call — Prepared Remarks
This quarter we have adopted a new approach to releasing our financial information. Progress Software is providing a copy of prepared remarks in connection with its press release. This process and these remarks are offered to provide shareholders and financial analysts with additional time and detail for analyzing our results in advance of our quarterly earnings conference call. As previously announced, the conference call will be held Wednesday, March 24, 2010 at 9:00 am EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
With respect to any non-GAAP financial measures contained in these prepared remarks or included within our earnings release, we have provided below a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. You can access this information, which is also included in our earnings release, at www.progress.com.
The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in our discussion today. Information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in our discussion in the future when such changes occur.
To access the live broadcast, please visit the Progress website at www.progress.com/investors. The call will also be webcast live via Yahoo (www.yahoo.com), Motley Fool (www.fool.com), Streetevents (www.streetevents.com), TD Waterhouse (www.tdwaterhouse.com) and Fidelity.com (www.fidelity.com). An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.
Overall Results
On a GAAP basis, we reported the following:
•	Revenue for the quarter increased 6% to $127.5 million from $120.9 million in the first quarter of fiscal 2009.

•	Operating income for the quarter was a loss of $4.4 million as compared to a profit of $4.7 million in first quarter of fiscal 2009.

•	Net income was a loss of $1.0 million as compared to a profit of $3.7 million in first quarter of fiscal 2009.

•	And diluted earnings per share were a loss of 2 cents as compared to a profit of 9 cents in first quarter of fiscal 2009.
The GAAP results for the first quarter of fiscal 2010 reflect a restructuring charge of $25.8 million taken in connection with the previously announced restructuring of our operations. This restructuring, which was principally completed during the first quarter, was undertaken to enhance and re-focus the company’s product strategy, improve the way the company takes its products to market by becoming more customer and solutions driven and increase our market awareness. To accomplish these goals, and with a view toward better optimizing operations and improving productivity and efficiency, the company reduced its global workforce by approximately 13 percent primarily within its sales, development and marketing organizations. This reduction was across all geographies resulting in a consolidation of offices in certain locations.
On a non-GAAP basis, we reported the following:
•	Non-GAAP revenue increased 5% to $128.0 million from $122.4 million in first quarter of fiscal 2009.

•	Non-GAAP operating income increased 44% to $32.8 million from $22.8 million in first quarter of fiscal 2009.

•	Non-GAAP net income increased 44% to $22.7 million from $15.8 million in first quarter of fiscal 2009.

•	And non-GAAP diluted earnings per share increased 36% to 53 cents from 39 cents in first quarter of fiscal 2009.
The non-GAAP results in the first quarter of fiscal 2010 exclude pre-tax charges of $26.2 million for restructuring and acquisition-related expenses, $4.2 million for stock-based compensation, $7.5 million for amortization of acquired intangibles, $0.5 million for purchase accounting adjustments for deferred revenue and a credit of $2.1 million for certain insurance reimbursements.
The non-GAAP results in the first quarter of fiscal 2009 exclude pre-tax charges of $5.6 million for restructuring and acquisition-related expenses, $3.8 million for stock-based compensation, $7.1 million for amortization of acquired intangibles and $1.5 million for purchase accounting adjustments for deferred revenue.
The following operational analyses are presented utilizing our non-GAAP financial information.
Revenue
In reviewing the results for the fiscal 2010 first quarter, within the year-over-year total revenue increase of 5%, software license revenue increased 3%, maintenance revenue increased 5% and professional services revenue increased 7%. The trend over the past several quarters was as follows:
(in millions)

	Q1	Q2	Q3	Q4	FY	Q1
	2009	2009	2009	2009	2009	2010

Licenses	$45.9	$38.5	$39.2	$52.0	$175.6	$47.1
Year-over-year growth	2%	(14)%	(15)%	(7)%	(9)%	3%
Maintenance	$67.1	$69.2	$71.2	$74.3	$281.8	$70.9
Year-over-year growth	3%	0%	4%	3%	2%	5%
Professional services	$9.4	$10.1	$9.3	$10.6	$39.4	$10.0
Year-over-year growth	(18)%	(27)%	(22)%	(22)%	(22)%	7%

Total	$122.4	$117.8	$119.7	$136.9	$496.8	$128.0
Year-over-year growth	1%	(8)%	(5)%	(4)%	(4)%	5%

With regard to the impact of changes in foreign exchange rates on the first quarter, total revenue in the first quarter of fiscal 2010 would have decreased 1% on a constant currency basis versus the 5% increase reported. Software license revenue would have decreased 3% on a constant currency basis versus the 3% increase reported. Maintenance revenue would have decreased by 1% on a constant currency basis versus the 5% increase reported. Professional services revenue would have increased by 1% on a constant currency basis versus the 7% increase reported.

Revenue by geographic region was as follows:
(in millions)

	Q1	Q2	Q3	Q4	FY	Q1
	2009	2009	2009	2009	2009	2010

North America	$55.0	$55.2	$54.9	$58.7	$223.8	$58.2
Year-over-year growth	9%	7%	6%	(11)%	2%	6%
EMEA	$53.2	$48.1	$48.4	$58.3	$208.0	$52.3
Year-over-year growth	(7)%	(19)%	(16)%	(2)%	(11)%	(2)%
Latin America	$6.5	$6.9	$8.7	$11.8	$33.9	$9.8
Year-over-year growth	(4)%	(20)%	(1)%	36%	3%	51%
Asia Pacific	$7.7	$7.6	$7.7	$8.1	$31.1	$7.7
Year-over-year growth	5%	(11)%	(6)%	1%	(3)%	0%

Total	$122.4	$117.8	$119.7	$136.9	$496.8	$128.0
Year-over-year growth	1%	(8)%	(5)%	(4)%	(4)%	5%

International business was 55% of the quarterly total in the first quarter of fiscal 2010 which was the same as in the first quarter of fiscal 2009.
Revenue by product line was as follows:
(in millions)

	Q1	Q2	Q3	Q4	FY	Q1
	2009	2009	2009	2009	2009	2010

Application Development Platforms	$81.2	$77.8	$79.8	$89.8	$328.6	$81.9
Year-over-year growth	(5)%	(14)%	(6)%	(4)%	(7)%	1%
Enterprise Business Solutions	$21.4	$17.9	$19.8	$26.0	$85.1	$27.7
Year-over-year growth	36%	3%	7%	14%	14%	29%
Enterprise Data Solutions	$19.8	$22.1	$20.1	$21.1	$83.1	$18.4
Year-over-year growth	(1)%	8%	(14)%	(18)%	(7)%	(7)%

Total	$122.4	$117.8	$119.7	$136.9	$496.8	$128.0
Year-over-year growth	1%	(8)%	(5)%	(4)%	(4)%	5%

We completed the acquisition of Savvion in January. The incremental revenue in the first quarter of fiscal 2010 associated with the Savvion product line was approximately $2 million. These amounts are included within Enterprise Business Solutions.

Revenue from channel partners, including Application Partners and OEMs, accounted for 48% of our total license business this quarter as compared to 46% in first quarter of fiscal 2009. Within the OpenEdge product line, partners accounted for 66% of our license business this quarter as compared to 74% in first quarter of fiscal 2009. The trend over the past several quarters was as follows:

	Q1	Q2	Q3	Q4	FY	Q1
	2009	2009	2009	2009	2009	2010

Overall:
Direct	54%	46%	46%	54%	50%	52%
Channel	46%	54%	54%	46%	50%	48%
OpenEdge Product Line:
Direct	26%	22%	27%	35%	28%	34%
Application Partners	74%	78%	73%	65%	72%	66%
Backlog
Our aggregate revenue backlog at the end of the first quarter of fiscal 2010 was approximately $188 million, of which $161 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining amount of backlog of approximately $27 million was composed of multi-year licensing arrangements of approximately $21 million and open software license orders received but not shipped of approximately $6 million.
For comparison purposes, our aggregate revenue backlog at the end of the first quarter of fiscal 2009 was approximately $179 million of which $159 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining amount of backlog of approximately $20 million was composed of multi-year licensing arrangements of approximately $20 million and open software license orders received but not shipped of less than $1 million.
We do not believe that backlog as of any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.
Other Operating and Balance Sheet Information
Our non-GAAP operating margin was 26%, up from 19% in the first quarter of fiscal 2009. The improvement in our operating margin is a result of improving business conditions and the impact of the restructuring described above.
Other income for the first quarter of fiscal 2010 was above our guidance due to an increase in value of approximately $1.9 million (3 cents) relating to our foreign currency average rate option contracts, which we use to economically hedge the annual expected international cash flows that we will receive. These contracts do not qualify for hedge accounting and are marked-to-market each reporting period. The contracts cover our expected international cash flows for the whole fiscal year and expire in November 2010.
Quarter-end headcount of 1,806 was down approximately 3% from one year ago, reflecting the impact of the restructuring, partially offset by the addition of employees via the acquisition of Savvion.
Our cash balance was approximately $211 million at the end of the quarter as compared to $224 million at the end of the year and $124 million one year ago. In addition, we had approximately $40 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 68 days at the end of the first quarter, down 4 days from one year ago and up 3 days from last quarter-end.
During the first quarter of fiscal 2010, we repurchased approximately 351,000 shares of our common stock at a cost of $10.0 million. At the end of the first quarter, there were approximately 646,000 shares available for repurchase under our Board authorized share repurchase program that expires on September 30, 2010.
Business Outlook
In looking to fiscal 2010 and the second quarter, we are providing the following guidance:
•	For fiscal 2010, we expect GAAP revenue to be between $539 million and $549 million. On a non-GAAP basis, we expect revenue to be between $540 million and $550 million. Software license revenue is expected to be between $195 million and $205 million.

•	We expect revenue from Application Development Platforms to be between $315 million and $325 million, representing a year-over-year decline of approximately 1% to 4%.

•	We expect revenue from Enterprise Data Solutions to be between $91 million and $101 million, representing a year-over-year increase of approximately 10% to 20%.

•	We expect revenue from Enterprise Business Solutions to be between $114 million and $124 million, representing a year-over-year increase of approximately 30% to 45%, including revenue from products acquired in the recently completed Savvion acquisition.

•	We expect GAAP operating income to be between $71 million and $80 million.

•	We expect non-GAAP operating income to be between $141 million and $150 million.

•	We estimate that non-operating income will be between zero and $1 million for each remaining quarter of fiscal 2010, although this may vary depending on interest rates, potential stock repurchases, fluctuations in foreign exchange rates and our cash balances.

•	We expect our effective tax rate to be between 37% and 38% for GAAP purposes and between 34% and 35% for non-GAAP purposes. The difference in the effective tax rate between GAAP and non-GAAP primarily relates to the tax treatment of stock-based compensation and amortization of acquired intangibles. The increase in the effective tax rate from fiscal 2009 relates to the expiration of the research and development credit in December 2009.

•	Estimating future weighted average share counts for earnings per share depends on future option activity, future share repurchases, share prices and other factors. For now, we think using a share count of between 43 million and 44 million for each of the remaining quarters for fiscal 2010 for diluted earnings per share seems reasonable.

•	We expect diluted earnings per share, on a GAAP basis, to be between $1.05 and $1.17. On a non-GAAP basis, which excludes total charges of approximately $1.15, we expect non-GAAP diluted earnings per share to be between $2.20 and $2.32.

•	For the second quarter of fiscal 2010, we expect GAAP revenue to be between $128 million and $132 million. We expect non-GAAP revenue to be between $129 million and $133 million. We expect software license revenue between $45 million and $47 million. We expect diluted earnings per share, on a GAAP basis, to be between 30 cents and 33 cents. On a non-GAAP basis, which excludes total charges of approximately 21 cents, we expect non-GAAP diluted earnings per share to be between 51 cents and 54 cents.
Our non-GAAP results primarily exclude stock-based compensation, amortization of acquired intangibles, purchase accounting adjustments for deferred revenue, restructuring charges, acquisition-related expenses and certain insurance reimbursements. A reconciliation between our GAAP and non-GAAP expectations is included in our press release.
This guidance assumes no further economic shocks, a stabilization of revenue from our application partner channel, improvement in our ability to generate new business in end user accounts and no further strengthening of the US dollar against currencies from which we derive a significant portion of our business.
We plan on releasing financial results and prepared remarks relating to our second quarter on Tuesday, June 22nd after the market closes, and holding the usual conference call the next morning on Wednesday, June 23rdat 9 a.m.

Reconciliation of Non-GAAP Financial Measures to GAAP Results
The following table reconciles our non-GAAP financial measures to the most directly comparable GAAP financial statement item:
(in millions)

	Q1	Q2	Q3	Q4	FY	Q1
	2009	2009	2009	2009	2009	2010

GAAP Revenue	$120.8	$117.1	$119.4	$136.8	$494.1	$127.5
Non-GAAP adjustments:
Purchase accounting adjustments for deferred revenue	1.6	0.7	0.3	0.1	2.7	0.5

Non-GAAP revenue	$122.4	$117.8	$119.7	$136.9	$496.8	$128.0

GAAP income (loss) from operations	$4.7	$11.5	$9.1	$25.8	$51.1	$(4.4)
Non-GAAP adjustments:
Stock-based compensation expense	3.8	4.3	8.8	4.6	21.5	4.2
Amortization of purchased intangibles	7.1	7.5	7.1	6.8	28.5	7.5
Purchase accounting adjustment for deferred revenue	1.6	0.7	0.3	0.1	2.7	0.5
Stock option investigation-related expenses	0.0	0.2	(0.3)	(0.0)	(0.1)	(1.2)
Restructuring and acquisition-related expenses	5.6	0.1	(0.1)	0.1	5.7	26.2

Non-GAAP income from operations	$22.8	$24.3	$24.9	$37.4	$109.4	$32.8

GAAP net income (loss)	$3.7	$6.9	$5.5	$16.7	$32.8	$(1.0)
Non-GAAP adjustments:
Non-GAAP income from operations adjustments per detail above	18.1	12.8	15.8	11.6	58.3	37.2
Non-operating income adjustments	—	—	—	—	—	(0.9)
Tax-effect of non-GAAP adjustments	(6.0)	(3.6)	(4.8)	(2.7)	(17.1)	(12.6)

Non-GAAP net income	$15.8	$16.1	$16.5	$25.6	$73.9	$22.7